Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

SIX FLAGS ENTERTAINMENT CORPORATION

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Six Flags Entertainment Corporations, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows.

1.The name of this corporation is Six Flags Entertainment Corporation and that this corporation was originally incorporated pursuant to the DGCL on December 9, 1997 under the name Premier Parks Holdings Corporation.
2.The Board of Directors of this corporation duly adopted resolutions proposing to amend and restate the Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders for said amendment and restatement, which resolution is as follows:

RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and incorporated herein by this reference (the “Amended and Restated Certificate”).

3.Exhibit A referred to above is attached hereto as Exhibit A. The Amended and Restated Certificate was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the DGCL.

4.This Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the DGCL.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on May 5, 2021

SIX FLAGS ENTERTAINMENT CORPORATION

By:	/s/ Laura W. Doerre
	Name:	Laura W. Doerre
	Title:	Executive Vice President, General Counsel & Chief Administrative Officer

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

SIX FLAGS ENTERTAINMENT CORPORATION

ARTICLE I

NAME

The name of the corporation is Six Flags Entertainment Corporation (the “Company”).

ARTICLE II

REGISTERED OFFICE

The address of the Company’s registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808, New Castle County. The name of the Company’s registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITALIZATION

Section 1. Authorized Capital Stock. The total number of shares of capital stock that the Company is authorized to issue is 285,000,000 shares, consisting of 280,000,000 shares of common stock, par value $0.025 per share (“Common Stock”), and 5,000,000 shares of preferred stock, par value $1.00 per share (“Preferred Stock”). The number of authorized shares of either of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Company entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

Section 2. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “Board”) is hereby authorized to provide for the issuance of shares of Preferred Stock in such series and, by filing a certificate pursuant to the applicable law of the State of Delaware (referred to herein as “Preferred Stock Designation”), to fix from time to time the number of shares to be included in any such series and the designations, powers, preferences, and rights of the shares of each such series and the qualifications, limitations, and restrictions thereof. The authority of the Board with respect to each such series shall include, without limiting the generality of the foregoing, the determination of any or all of the following:

(a) the number of shares of such series and the designation to distinguish the shares of such series from the shares of all other series;

(b) the voting powers, if any, of the holders of shares of such series and whether such voting powers are full or limited;

(c) the redemption rights, if any, applicable to such series, including, without limitation, the redemption price or prices, if any, to be paid for the shares of such series;

(d) whether dividends on such series, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

(e) the rights of the holders of shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Company;

(f) whether the shares of such series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable, and all other terms and conditions upon which such conversion or exchange may be made;

(g) the right, if any, of holders of shares of such series to subscribe for or to purchase any securities of the Company or any other corporation or other entity;

(h) the terms and amount of any sinking fund, if any, applicable to such series; and

(i) any other preferences or relative, participating, optional, or other special rights, qualifications, limitations, or restrictions thereof.

Section 3. Common Stock. The rights of the Common Stock to dividends and other distributions shall be subject to the express terms of the Preferred Stock and any series thereof. Except as may otherwise be provided in this Amended and Restated Certificate of Incorporation, in a Preferred Stock Designation, or by applicable law, each holder of Common Stock shall have the exclusive right to vote and shall be entitled to one vote on each matter, including the election of directors to the Board, submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

Section 4. Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, stock of any corporation, or property of the Company, such dividends and other distributions may be declared and paid on the Common Stock out of the assets of the Company that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.

Section 5. Liquidation, Dissolution, or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Company, after payment or provision for payment of the debts and other liabilities of the Company and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Company available for distribution ratably in proportion to the number of shares of Common Stock held by each such stockholder.

ARTICLE V

BYLAWS

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter, and repeal the Amended and Restated Bylaws (as amended, the “Bylaws”) of the Company. Any adoption, alteration, or repeal of a Bylaw must be approved either by (a) the affirmative vote of a majority of the Whole Board (as defined below) or the unanimous written consent of all members of the Board, or (b) the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares entitled to vote generally in the election of directors, voting as a single class. For the purposes of this Article V, “Whole Board” means the total number of directors the Company would have if there were no vacancies.

ARTICLE VI

ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS OF STOCKHOLDERS

Section 1. Special Meetings of Stockholders. Except to the extent expressly permitted by a Preferred Stock Designation relating to a series of Preferred Stock, special meetings of stockholders of the Company may be called only by (i) the Chair of the Board, (ii) the Chief Executive Officer of the Company, (iii) the President of the Company, or (iv) the Secretary of the Company within 10 calendar days after receipt of a written request of the Board. Any such request shall state the purpose or purposes of the proposed meeting. At any annual meeting or special meeting of stockholders of the Company, only such business shall be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws.

Section 2. Action by Written Consent. Any action required or permitted to be taken by stockholders of the Company at a duly called annual or special meeting of stockholders of the Company may be effected by the written consent of the holders of capital stock of the Company entitled to vote as of the record date of the written consent;

provided that no such action may be effected except in accordance with the provisions of this Section 2 of Article VI, the Bylaws, and applicable law.

(A) Request for Record Date. The record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be as fixed by the Board or as otherwise established under Section 2 of this Article VI. Any stockholder seeking to have the stockholders authorize or take corporate action by written consent without a meeting shall, by written notice addressed to the Secretary of the Company and delivered to the Company at its principal executive office and signed by one or more stockholders of record (“Record Stockholders”) at the time the request is delivered holding shares representing in the aggregate at least twenty-five percent (25%) of the then outstanding shares of voting stock of the Company entitled to vote on the matter (the “Requisite Percentage”) and who have held shares representing in the aggregate at least the Requisite Percentage continuously for at least 12 months preceding the date of the request and through the record date (the “Requisite Holding Period”), request that a record date be fixed for such purpose. Such request must contain the information set forth in paragraph (B) of this Section 2 of Article VI. Following receipt of such request, the Board shall, by the later of (i) 20 days after the Company’s receipt of such request and (ii) 5 days after delivery of any information requested by the Company to determine the validity of any such request or whether the action to which such request relates may be effected by written consent of stockholders in lieu of a meeting, determine the validity of such request and whether such request relates to an action that may be taken by written consent of stockholders in lieu of a meeting pursuant to Section 2 of this Article VI and applicable law and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board and shall not precede the date upon which such resolution is adopted. If (x) the request is required by this paragraph (A) has been determined to be valid and to relate to an action that may be effected by written consent pursuant to this Section 2 of Article VI and applicable law or (y) no such determination shall have been made by the date required by this paragraph (A), and in either event no record date has been fixed by the Board, the record date shall be the first date on which a signed written consent relating to the action taken or proposed to be taken by written consent is delivered to the Company in the manner described in paragraph (E) of this Section 2 of Article VI; provided that if prior action by the Board is required under the provisions of the DGCL, the record date shall be at the close of business on the day on which the Board adopts the resolutions taking such prior action.

(B) Notice Requirement. The request required by paragraph (A) of this Section 2 of Article VI (i) must be delivered by stockholders holding shares representing in the aggregate at least the Requisite Percentage as of the date of such delivery (with written evidence of such ownership included with the written notice making such request) and such stockholders must have held shares representing in the aggregate at least the Requisite Percentage for at least the Requisite Holding Period, (ii) must describe the action proposed to be taken by written consent of stockholders in lieu of a meeting, and (iii) must contain such information and representations, to the extent applicable, required by the Bylaws (relating to advance notice of stockholder nominations or business proposals to be submitted at a meeting of stockholders) as though such stockholder or stockholders were intending to make a nomination or to bring a business proposal before a meeting of stockholders (other than a proposal permitted to be included in the Company’s proxy statement pursuant to applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including, without limitation, all such information regarding the stockholder or stockholder(s) making the request required by paragraph A of this Section 2 of Article VI, the beneficial owners or beneficial owners, if any, on whose behalf the request is made, and the text of the proposals(s) (including the text of any resolutions to be adopted by written consent of stockholders and the language of any proposed amendment to the Bylaws). The Company may require the stockholder(s) submitting such notice to furnish such other information as may be requested by the Company, including such information as may be requested to determine the validity of the request and to determine whether such request relates to an action that may be effected by written consent of stockholders in lieu of a meeting under Section 2 of this Article VI and applicable law. In connection with an action or actions proposed to be taken by written consent in accordance with Section 2 of this Article VI and applicable law, the stockholder(s) seeking such action or actions shall further update and supplement the information previously provided to the Company in connection therewith, if necessary, in the same manner required by the Bylaws.

(C) Actions Which May Be Taken by Written Consent. Stockholders are not entitled to act by written consent if (i) the request to act by written consent made pursuant to paragraph A of Section 2 of this Article VI, (1) does not comply with Section 2 of this Article VI, (2) was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law, or (3) related to an item of business that is not a proper subject for stockholder action under applicable law; (ii) any such request is received by the Company during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders; (iii) an identical or substantially similar item (a “Similar Item”) to that included in any such request was presented at any meeting of stockholders held within one year prior to the Company’s receipt of such request; (iv) a Similar Item is already included in the Company’s notice as an item of business to be brought before a meeting of stockholders that has been called but not yet held, and the date of which is within 90 days of the Company’s receipt of such request; or (v) the Board calls an annual or special meeting of stockholders for the purpose of presenting a Similar Item, or solicits action by written consent of stockholders for a Similar Item pursuant to paragraph (A) of Section 2 of this Article VI.

(D) Manner of Consent Solicitation. Stockholders may take action by written consent only if consents are solicited by the stockholder(s) seeking to take action by written consent of stockholders in accordance with Section 2 of this Article VI and applicable law from all holders of capital stock of the Company entitled to vote on the matter.

(E) Date of Consent. Every written consent purporting to take or authorize the taking of corporate action (a “Consent”) must bear the date of signature of each stockholder who signs the Consent, and no Consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated Consent delivered in the manner required by paragraph (A) of Section 2 of this Article VI and applicable law, Consents signed by a sufficient number of stockholders to take such action are so delivered to the Company.

(F) Delivery of Consents. No Consents may be dated or delivered to the Company until 90 days after the delivery of the related request required by paragraph (A) of Section 2 of this Article VI. Consents must be delivered to the Company at its principal place of business. Delivery must be made by hand or by certified or registered mail, return receipt requested. In the event of the delivery to the Company of Consents, the Secretary or such other officer of the Company as the Board may designate shall provide for the safe-keeping of such Consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all Consents and any related revocations and the validity of the action to be taken by written consent as the Secretary or such other officer, as the case may be, deems necessary or appropriate, including, without limitation, whether the stockholders of a number of shares having the requisite voting power to authorize or take the action specified in Consents have given consent. If after such investigation the Secretary, or such other officer of the Company as the Board may designate, determines that the action purported to have been taken is duly authorized by the Consents, that fact shall be certified on the records of the Company kept for the purpose of recording the proceedings of meetings of stockholders and the Consents shall be filed in such records. In conducting the investigation required by this paragraph (F), the Secretary, or such other officer of the Company as the Board may designate, may, at the expense of the Company, retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate and, to the fullest extent permitted by law, shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

(G) Effectiveness of Consent. Notwithstanding anything in this Amended and Restated Certificate to the contrary, no action may be taken by the stockholders by written consent except in accordance with Section 2 of this Article VI and applicable law. If the Board shall determine that any request to fix a record date or to take stockholder action by written consent was not properly made in accordance with, or relates to an action that may not be effected by written consent pursuant to, Section 2 of this Article VI or applicable law, or the stockholder(s) seeking to take such action do not otherwise comply with Section 2 of this Article VI or applicable law, then the Board shall not be required to fix a record date in respect of such proposed action, and any such purported action by written consent shall be null and void.

(H) Board-Solicited Stockholder Action by Written Consent. Notwithstanding anything to the contrary set forth above, (i) none of the foregoing provisions of Section 2 of this Article VI shall apply to any solicitation of stockholder action by written consent in lieu of a meeting by or at the direction of the Board and (ii) the Board shall be entitled to solicit stockholder action by written consent in accordance with applicable law.

(I) Challenge to Validity of Consent. Nothing contained in Section 2 of this Article VI  shall in any way be construed to suggest to imply that the Board or any stockholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the Secretary of the Company or such other officer of the Company as the Board may designate or to prosecute or defend any litigation with respect thereto.

ARTICLE VII

DIRECTORS

Section 1. Board Powers. The business and affairs of the Company shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate of Incorporation or the Bylaws, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation and the Bylaws; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that was otherwise valid.

Section 2. Number, Election and Terms of Directors. Subject to the rights, if any, of the holders of shares of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation, the number of the directors of the Company shall initially be fixed at nine (9) and shall thereafter be fixed from time to time by resolution of the Board. At each annual meeting, the stockholders shall elect directors each of whom shall hold office for a term of one year or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification, or removal. At all meetings of stockholders for the election of directors at which a quorum is present a plurality of the votes cast shall be sufficient to elect a candidate. Election of directors of the Company need not be by written ballot unless the Bylaws of the Company shall so provide. If authorized by the Board, any requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder.

Section 3. Removal of Directors. Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for in a Preferred Stock Designation, until April 30, 2011, any director, or the entire Board, may be removed from office at any time, with or without cause, only by the affirmative vote of at least 80% of the total voting power of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class. From and after April 30, 2011, except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for in a Preferred Stock Designation, any director, or the entire Board, may be removed from office at any time, with or without cause, only by the affirmative vote of at least a majority of the total voting power of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

Section 4. Nomination of Director Candidates. Advance notice of stockholder nominations for the election of directors must be given in the manner, if any, provided in the Bylaws of the Company.

Section 5. Newly Created Directorships and Vacancies. Unless otherwise provided by law or this Amended and Restated Certificate of Incorporation and subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause shall be filled by a majority vote of the directors then in office, even if the number of such directors then in office is less than a quorum, or by a sole remaining director, if applicable. Any director elected in accordance with the preceding sentence shall hold office until the expiration of the term of office of the director whom such director has replaced or until such director’s successor has been elected and qualified. No decrease in the number of directors constituting the Board may shorten the term of any incumbent director.

ARTICLE VIII

LIMITATION ON LIABILITY

A director of the Company shall not be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director to the Company or its stockholders shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended. Any amendment, modification, or repeal of this Article VIII or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VIII will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Company to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Company existing at the time of such amendment, modification, or repeal, or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such amendment, modification, or repeal or adoption of such inconsistent provision.

ARTICLE IX

INDEMNIFICATION

Section 1. Right to Indemnification. The Company shall indemnify and hold harmless, to the fullest extent not prohibited by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent, or in any other capacity while serving as a director, officer, employee, or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of his or her heirs, executors, and administrators. Notwithstanding the preceding sentence, except as otherwise provided in this Article IX, the Company shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof other than a mandatory counterclaim) commenced by such Covered Person only if the commencement of such proceeding (or part thereof other than a mandatory counterclaim) by the Covered Person was authorized in the specific case by the Board. The right to indemnification conferred by this Article IX shall be a contract right that shall fully vest at the time the Covered Person first assumes his or her position as a director or officer of the Company and shall include the right to be paid by the Company the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition.

Section 2. Prepayment of Expenses. The Company shall to the fullest extent not prohibited by applicable law pay the expenses (including, without limitation, attorneys’ fees) incurred by a Covered Person in defending, testifying, or otherwise participating in any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, an advancement of expenses incurred by a Covered Person in his or her capacity as a director or officer of the Company (and not in any other capacity in which service was or is rendered by such Covered Person, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of such Covered Person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Covered Person is not entitled to be indemnified for such expenses under this Article IX or otherwise.

Section 3. Claims. If a claim for indemnification (following the final disposition of such proceeding) or advancement of expenses under Section 1 or Section 2 of this Article IX is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the Company, the Covered Person may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Covered Person shall also be entitled to be paid the expense of prosecuting or defending such suit to the fullest extent permitted by law. In (a) any suit brought by the Covered Person to enforce a right to indemnification hereunder (but not in a suit brought by a Covered Person to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Company shall be entitled to recover such expenses upon a final adjudication that, the Covered Person has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Company (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Covered Person is proper in the circumstances because the Covered Person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Covered Person has not met such applicable standard of conduct, shall create a presumption that the Covered Person has not met the applicable standard of conduct or, in the case of such a suit brought by the Covered Person, shall be a defense to such suit. In any suit brought by the Covered Person to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Covered Person is not entitled to be indemnified, or to such advancement of expenses, under this Article IX or otherwise shall be on the Company.

Section 4. Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article IX shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 5. Insurance. The Company may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the Company or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the Company would have the power to indemnify such person against such expense, liability, or loss under the DGCL.

Section 6. Indemnification of Employees and Agents of the Company. The Company may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of this Article IX as if such employee or agent were a director or officer of the Company.

Section 7. Other Sources. The Company’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity shall be reduced by any amount such Covered Person collects as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise, or non-profit enterprise.

Section 8. Amendment or Repeal. Any repeal or amendment of this Article IX, the adoption of any other provision inconsistent with this Article IX, or any change in applicable law that diminishes or adversely affects the indemnification or advancement of expenses that may be provided under this Article IX shall, except as prohibited by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Company to provide broader indemnification rights to Covered Persons on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 9. Severability. If any provision or provisions of this Article IX shall be held to be invalid, illegal, or unenforceable for any reason whatsoever: (a) the validity, legality, and enforceability of the remaining provisions of this Article IX shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article IX (including, without limitation, each such portion of this Article IX containing any such provision held to be invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

ARTICLE X

CORPORATE OPPORTUNITIES

The stockholders, their Affiliates, and the directors: (a) may have participated, directly or indirectly, and may continue to participate (including, without limitation, in the capacity of investor, manager, officer, and employee) in businesses that are similar to or compete with the business (or proposed business) of the Company; (b) may have interests in, participate with, and maintain seats on the board of directors of other such entities; and (c) may develop opportunities for such entities (collectively, the “Position”). In such Position, the stockholders, their Affiliates, and the directors may encounter business opportunities that the Company or its stockholders may desire to pursue. To the fullest extent permitted by Section 122(17) of the DGCL, the stockholders, their Affiliates, and the directors and any of their respective officers, directors, agents, stockholders, members, partners, employees, affiliates, or subsidiaries shall have no duty to refrain from engaging directly or indirectly in a corporate opportunity in the same or similar activities or line of business as the Company (and all corporations, partnerships, joint ventures, associations, and other entities in which the Company beneficially owns directly or indirectly fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests, or similar voting interests (collectively, “Related Entities”)) engages in or proposes to engage in, and the Company, on behalf of itself and its Related Entities, to the extent permitted by law, renounces any interest or expectancy of the Company and its Related Entities in, or in being offered an opportunity to participate in, business opportunities, that are from time to time presented to any of such persons or entities, even if the opportunity is one that the Company or its Related Entities might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. In any case where an opportunity is not specifically presented to a stockholder or director for the Company’s benefit, to the extent a court might hold that the pursuit of the opportunity for the benefit of a person other than the Company is a breach of a duty to the Company, to the extent permitted by law, such stockholder and the Company hereby waive any and all claims and causes of action that such stockholder and/or the Company believes that it may have for such activities. To the fullest extent permitted by Section 122(17) of the DGCL, the stockholders, their Affiliates, and the directors and any of their respective officers, directors, agents, stockholders, members, partners, employees, affiliates, or subsidiaries shall also have no obligation to the Company, the stockholders, or to any other Person to present any such business opportunity to the Company before presenting and/or developing such opportunity with any other Persons, other than such opportunities specifically presented to any such stockholder or director for the Company’s benefit in his or her capacity as a stockholder or director of the Company. In any case where an opportunity is not specifically presented to a stockholder or director for the Company’s benefit, to the extent a court might hold that the pursuit of the opportunity for the benefit of a person other than the Company is a breach of a duty to the Company, to the extent permitted by law, such stockholder and the Company hereby waive any and all claims and causes of action that such stockholder and/or the Company believes that it may have for such activities. To the extent permitted by law, any person purchasing or otherwise acquiring any interest in any shares of stock of the Company shall be deemed to have notice of and consented to the provisions of this Article X. Neither the alteration, amendment, or repeal of this Article X nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article X shall eliminate or reduce the effect of this Article X in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit, or claim that, but for this Article X, would accrue or arise, prior to such alteration, amendment, repeal, or adoption. For purposes of this Article X, the term “Affiliate” means any person who is an “affiliate” as defined in Rule 12b-2 promulgated under the Exchange Act.

ARTICLE XI

DURATION

The Company is to have perpetual existence.

ARTICLE XII

AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Company reserves the right at any time and from time to time to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), or to add any new provision to this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by this Amended and Restated Certificate of Incorporation and the DGCL; and, except as set forth in Article VIII, Article IX, and Article X, all rights, preferences, and privileges herein conferred upon stockholders, directors, or any other persons by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XII; provided, however, that in addition to any other vote of stockholders (if any) required by law and notwithstanding that a lower vote (or no vote) of stockholders would otherwise be required, if any provision of this Amended and Restated Certificate of Incorporation other than this Article XII requires a particular vote of stockholders in order to take the action specified in such provision, then such vote of stockholders shall be required in order to alter, amend, or repeal, or adopt any provision inconsistent with, such provision of this Amended and Restated Certificate of Incorporation.

IN WITNESS WHEREOF, Six Flags Entertainment Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this 5th day of May, 2021.

SIX FLAGS ENTERTAINMENT CORPORATION

By:	/s/ Laura W. Doerre
	Name:	Laura W. Doerre
	Title:	Executive Vice President, General Counsel & Chief Administrative Officer